Exhibit 21.1

Excelerate Energy, Inc.
List of Subsidiaries

Entity Name	Jurisdiction of Formation
Bangla LNG Terminal Limited	Bangladesh
Excelerate Energy Asia Pacific Pte. Ltd	Singapore
Excelerate Energy Bangladesh DMCC	UAE
Excelerate Energy Bangladesh Global DMCC	UAE
Excelerate Energy Bangladesh Holdings, LLC	Delaware
Excelerate Energy Bangladesh Ltd	Bangladesh
Excelerate Energy Bangladesh PCG, LLC	Delaware
Excelerate Energy Bangladesh TopCo LLC	Delaware
Excelerate Energy Bangladesh, LLC	Delaware
Excelerate Energy Brazil, LLC	Delaware
Excelerate Energy Comercializadora de Gas Natural Ltda.	Brazil
Excelerate Energy Development DMCC	Dubai, UAE
Excelerate Energy LatAm Holdings, LLC	Delaware
Excelerate Energy Marketing Mexico LLC	Delaware
Excelerate Energy Marshall Islands, LLC	Delaware
Excelerate Energy Mexico LLC	Delaware
Excelerate Energy Middle East, LLC	Delaware
Excelerate Energy QFC LLC	Qatar
Excelerate Energy Regas UAE, LLC	Delaware
Excelerate Energy Regasification Holdings, LLC	Delaware
Excelerate Energy Services, LLC	Delaware
Excelerate Energy Serviços de Regaseificação Ltda.	Brazil
Excelerate Energy South America, LLC	Delaware
Excelerate Energy SRL	Argentina
Excelerate Gas Marketing, LP	Delaware
Excelerate Global Operations LLC	Delaware
Excelerate LLC	Marshall Islands
Excelerate LNG Development UAE, LLC	Delaware
Excelerate New England GP, LLC	Delaware
Excelerate New England Lateral, LLC	Delaware
Excelerate Philippines Holdco, LLC	Delaware
Excelerate Ship Management Holdco, LLC	Delaware
Excelerate Technical Management BV	Belgium
Excelerate Vessel Holdings ApS	Denmark
Exemplar LLC	Marshall Islands
Expedient LLC	Marshall Islands
Explorer LLC	Marshall Islands
Express LLC	Marshall Islands
Exquisite LLC	Marshall Islands
Exquisite Services Company, LLC	Delaware
Floating Solutions, LLC	Delaware
GBK Hull 2402, LLC	Delaware
Hadera Gateway, LLC	Delaware
Luzon LNG Terminal Inc.	The Philippines
Nakilat Excelerate LLC	Marshall Islands
Northeast Gateway Energy Bridge, LP	Delaware